Exhibit 5.01



                                                           December 11, 1995

TII Industries, Inc.
1385 Akron Street
Copiague, New York

Gentlemen:

       I have acted as counsel to TII Industries, Inc. (the "registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an additional 750,000 shares of Common Stock, par value $.01 per share, of the registrant (the "additional shares"), subject to the registrant's 1986 Stock Option Plan (the "Plan").

       In connection with the foregoing, I have examined, among other things, the Registration Statement and originals or copies, satisfactory to me, of all such corporate records and of all such agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the original documents of documents submitted to me as copies. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the registrant.

       Based upon and subject to the foregoing, I am of the opinion that the additional shares to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, validly issued, fully paid and non-assessable.

       I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                    /s/ Leonard W. Suroff, Esq.

                                                    Leonard W. Suroff, Esq.